KRAMER LEVIN NAFTALIS & FRANKEL LLP
                                919 THIRD AVENUE
                           NEW YORK, N.Y. 10022 - 3852

              FACSIMILE                               47, Avenue Hoche
           (212) 715-8000                               75008 Paris
                                                           France

            DIRECT NUMBER
           (212) 715-9100

                                                     December 21, 1999

Internet Commerce Corporation
805 Third Avenue
New York, New York  10022

                  Re:      Registration Statement on Form S-3

Ladies and Gentlemen:

                  We have acted as counsel to Internet Commerce Corporation, a Delaware corporation (the "Registrant"), in connection with the preparation and filing of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") with respect to the registration under the Securities Act of 1933, as amended (the "Act"), of an aggregate of 949,289 shares (the "Shares") of Class A Common Stock, par value $.01 per share, including shares which may be issued upon conversion of shares of the Registrant's Series A Convertible Redeemable Preferred Stock (the "Series A Preferred Stock") and upon exercise of warrants.

                  In connection with the registration of the Shares, we have reviewed copies of the Registration Statement, the Amended and Restated Certificate of Incorporation of the Registrant, as amended (the "Certificate of Incorporation"), the By-laws of the Registrant, resolutions of the Board of Directors of the Registrant and such other documents and records as we have deemed necessary to enable us to express an opinion on the matters covered hereby. In rendering this opinion, we have (a) assumed (i) the genuineness of all signatures on all documents examined by us, (ii) the authenticity of all documents submitted to us as originals and (iii) the conformity to original documents of all documents submitted to us as photostatic or conformed copies and the authenticity of the originals of such copies; and (b) relied on (i) representations, statements and certificates of public officials and others and
(ii) as to matters of fact, statements, representations and certificates of officers and representatives of the Registrant.

                  Based upon the foregoing, we are of the opinion that the Shares covered by the Registration Statement are or, in the case of Shares issuable upon conversion or exercise of Series A Preferred Stock and warrants, will be, when issued in accordance with the terms of such Series A Preferred Stock or warrants, as the case may be, validly issued, fully paid and non-assessable.

Internet Commerce Corporation
December 21, 1999
Page 2

                  We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under
Section 7 of the Act or the rules and regulations of the Commission thereunder.

                  We do not express any opinion with respect to any law other than the laws of the State of New York and the federal laws of the United
States. Our opinion is rendered only with respect to the laws which are currently in effect in such jurisdictions.



                                                     Very truly yours,


                                            /s/ Kramer Levin Naftalis & Frankel
                                            -----------------------------------
                                                Kramer Levin Naftalis & Frankel